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                                                                     EXHIBIT 5.1

                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                                  ------------
                             TELEPHONE 617-832-1000
                             FACSIMILE 617-832-7000
                               http://www.fhe.com


                                                              February 9, 1998



DynaGen, Inc.
Riverside Technology Center
840 Memorial Drive, 4th Floor
Cambridge, MA 02139

Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit, to be filed by DynaGen, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under Rule 462(b) the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by a securityholder of the Company of a total of 10,000,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share ("Common Stock"), issuable upon conversion of shares of Series C Preferred Stock, $0.01 par value per share ("Series C Stock") of the Company held by such securityholder.

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

                  (1) the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof; and

                  (2) the records of meetings and consents of the Board of Directors and stockholders of the Company relating to the issuance of the Shares provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or


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DynaGen, Inc.
February 9, 1998
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photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         In rendering the following opinion, we have further assumed: (a) that at a special meeting scheduled to be held on March 4, 1998, the Company's stockholders will approve a recapitalization that will effect a reverse split of the outstanding shares of Common Stock and cause a sufficient number of duly authorized and unissued shares of Common Stock to be available for issuance at the time the shares of Series C Stock are presented for conversion in accordance with the terms thereof; and (b) that the consideration received by the Company in respect of each Share will be no less than its par value.

         Based upon and subject to the foregoing, it is our opinion that the Shares, when issued upon receipt of consideration therefor, and when certificates for the same have been duly executed and countersigned and delivered, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            FOLEY, HOAG & ELIOT LLP


                                            By: /s/ David A. Broadwin
                                                -------------------------------
                                                A Partner